Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bar Harbor Bankshares:

We consent to the incorporation by reference in the registration statements on Forms S-3 (No. 333-157209, and 333-162450) and  Forms S-8 (No. 333-122939, 333-122941 and 333-161622) of Bar Harbor Bankshares and subsidiaries of our reports dated March 16, 2015, with respect to the consolidated balance sheets of Bar Harbor Bankshares and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows  for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Bar Harbor Bankshares.

(signed) KPMG LLP

Boston, Massachusetts
March 16, 2015